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                                                                      EXHIBIT 12

                LEGGETT AND PLATT, INCORPORATED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Amounts in millions of dollars)

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                                                        Six Months                             Twelve Months Ended
                                                           Ended                                  December 31,
                                                   6/30/01     6/30/00      2000       1999       1998       1997       1996
                                                 ---------------------------------------------------------------------------
Earnings
  Income from continuing operations
      before income tax                             $153.6      $237.9     $418.6     $462.6     $395.6     $333.3     $249.7

 Interest expense (excluding
   amount capitalized)                                33.0        32.2       66.3       43.0       38.5       31.8       30.0

 Portion of rental expense under
   operating leases representative
   of an interest factor                               5.4         4.7        9.4        8.2        6.7        6.1        5.5
                                                 ----------------------------------------------------------------------------
Total earnings                                       192.0      $274.8     $494.3     $513.8     $440.8     $371.2     $285.2
                                                 ============================================================================

Fixed charges
 Interest expense
   (including amount capitalized)                    $33.7       $32.7      $67.7      $44.0      $39.2      $32.7      $31.0

 Portion of rental expense under
   operating leases representative
   of an interest factor                               5.4         4.7        9.4        8.2        6.7        6.1        5.5
                                                 ----------------------------------------------------------------------------
Total fixed charges                                  $39.1       $37.4      $77.1      $52.2      $45.9      $38.8      $36.5
                                                 ============================================================================
Ratio of earnings to fixed charges                     4.9         7.3        6.4        9.8        9.6        9.6        7.8
                                                 ============================================================================
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Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.